RE/MAX Holdings Reports Third Quarter 2014 Results

DENVER, Nov. 13, 2014 /PRNewswire/ --

Third Quarter 2014 Highlights
(As compared to the third quarter 2013 unless otherwise noted)

  Agent count of 97,647, up 5.3%
  Revenue of $44.2 million, up 9.7%
  Adjusted EBITDA1 of $23.4 million, up 5.9%
  Adjusted EBITDA1 margin of 52.8%, down from 54.8%
  Adjusted basic and diluted earnings per share ("EPS") of $0.44 and $0.43, respectively
  Announced quarterly dividend of $0.0625 per share of Class A common stock

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX") (NYSE: RMAX), one of the world's leading franchisors of real estate brokerage services, today announced operating results for the third quarter ended September 30, 2014.

"Our continued efforts to bring value to our agents and brokers, resulted in strong agent gain in the U.S. and across our network during the quarter," stated Margaret Kelly, Chief Executive Officer of RE/MAX. "While the housing market continues to be mixed, our business fundamentals remain solid. As a result, we expect to deliver agent count and revenue at the high end of our full year outlook and we are improving our expense and Adjusted EBITDA margin estimates for the full year. We continue to direct our resources to the opportunities that we believe will allow us to grow over the long-term."

Third Quarter 2014 Operating Results

Agent Count

Total agent count grew by 4,916 agents to 97,647 agents or 5.3% compared to the third quarter of 2013. In the United States ("U.S."), agent count increased by 2,959 agents to 57,181 agents or 5.5% compared to the prior year quarter. In Canada, agent count increased by 84 agents to 19,107 agents or 0.4% compared to the prior year quarter. Outside the U.S. and Canada, agent count increased by 1,873 agents to 21,359 agents or 9.6% compared to the prior year quarter. For the nine months ended September 30, 2014, the Company grew total agent count by 4,419 agents or 4.7%.

Revenue

RE/MAX generated revenue of $44.2 million during the third quarter of 2014, a 9.7% increase compared to $40.3 million for the same period in 2013, driven by an increase in agent count and incremental revenue from the Southwest and Central Atlantic regions acquired in October 2013. Recurring revenue streams, which include continuing franchise fees and annual dues, accounted for 59.3% of revenues in the third quarter of 2014 compared to 58.4% in the prior year quarter.

Revenue from continuing franchise fees was $18.5 million, up $2.4 million or 15.1% over the prior year quarter primarily due to growth in agent count and incremental revenue as a result of the acquisition of the Southwest and Central Atlantic regions.

Revenue from annual dues was $7.7 million, up $0.2 million or 3.2% due to an increase in total agent count of 4,916 from the prior year quarter, of which 3,043 agents were located in the U.S. and Canada, and the January 1, 2014 increase in annual dues membership fees for the Company's U.S. and Canadian agents.

Revenue from broker fees was $8.3 million, up $1.1 million or 14.9% compared to the prior year quarter. The increase was driven by growth in agent count and incremental revenue that resulted from the acquisition of the Southwest and Central Atlantic regions.

Franchise sales and other franchise revenue was $5.5 million, up $0.4 million or 7.8% compared to the prior year quarter primarily due to increased revenue associated with regional and national network related events and increased franchise revenue from office sales in the U.S. and Canada.

Brokerage revenue, which principally represents fees assessed by the Company's owned brokerages for services provided to their affiliated real estate agents, was $4.3 million, a decrease of $0.2 million or 4.8% from the prior year quarter. The decrease was due to a reduction in the number of closed transaction sides and home sales volume at the Company's owned brokerage offices.

Operating Expenses

Total operating expenses were $24.3 million in the third quarter of 2014, a decrease of $1.4 million or 5.6% compared to the prior year quarter. Selling, operating and administrative expenses were $20.6 million, down $1.5 million or 7.0% from the prior year quarter. Selling, operating and administrative expenses were 46.5% of revenue in the third quarter of 2014 compared to 54.8% in the prior year quarter. The reduction in operating expenses is primarily due to lower professional fees compared to the prior year quarter due to costs incurred in connection with the Company's initial public offering ("IPO").

Adjusted EBITDA

Adjusted EBITDA margin was 52.8% for the third quarter of 2014 compared to 54.8% in the prior year quarter. Adjusted EBITDA was $23.4 million in the third quarter of 2014, up 5.9% or $1.3 million from the prior year quarter. The increase in Adjusted EBITDA was largely driven by revenue growth attributable to an increase in agent count and incremental contributions from the acquired Southwest and Central Atlantic regions. The continued weakening of the Canadian dollar against the U.S. dollar and the effect of foreign currency transaction losses primarily related to cash held in Canadian dollars decreased Adjusted EBITDA margin by approximately 240 basis points. A reconciliation of Adjusted EBITDA to net income is included in Table 5.

Net Income

Reported net income was $14.1 million for the third quarter of 2014, an increase of $6.4 million or 82.6% compared to the prior year quarter. The increase was primarily due to higher operating income and lower interest expense as a result of the Company's 2013 debt refinancing, partially offset by losses associated with foreign currency transactions and a higher provision for income taxes.

Adjusted net income2 was $12.9 million for the third quarter 2014, an increase of $2.8 million or 27.3% compared to the prior year quarter. Adjusted basic and diluted EPS were $0.44 and $0.43 for the third quarter of 2014, respectively, compared to $0.35 and $0.34 for the third quarter of 2013, respectively.

Net income attributable to RE/MAX Holdings, Inc. was $4.3 million for the third quarter of 2014. This amount excludes net income attributable to non-controlling interest. Reported basic and diluted EPS attributable to RE/MAX Holdings, Inc. were $0.37 and $0.35, respectively. Refer to Table 1 for the share counts used in the calculation of basic and diluted EPS attributable to RE/MAX Holdings, Inc. in accordance with U.S. GAAP.

The ownership structure used to calculate Adjusted basic and diluted EPS for the three and nine months ended September 30, 2014 reflects RE/MAX owning 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX had of RMCO was 39.50% for the three months ended September 30, 2014. Refer to Table 6 in this press release for a reconciliation of Adjusted net income to net income and the share counts used in the Adjusted basic and diluted EPS calculations.

Balance Sheet

As of September 30, 2014, the Company had a cash balance of $98.1 million, an increase of $9.8 million from December 31, 2013. The Company had $212.2 million of term loans outstanding, net of unamortized discount as of September 30, 2014, down from $228.4 million as of December 31, 2013.

Dividend

The Company's Board of Directors approved a quarterly dividend of $0.0625 per share of Class A common stock. The dividend is payable on December 4, 2014 to shareholders of record at the close of business on November 20, 2014.

Outlook

Based on the Company's performance through the first nine months of this year, the Company is providing the following outlook for its fourth quarter and its full-year 2014:

Fourth Quarter 2014 Outlook:

  Agent count is estimated to increase by 4% to 5% over fourth quarter 2013;
  Revenue is estimated to increase by 4% to 5% over fourth quarter 2013;
  Selling, operating and administrative expenses are estimated to be 50% to 51% of revenue;
  Adjusted EBITDA margin is estimated to be in the 49% to 50% range; and
  Capital expenditure of $1.4 million.

Full-Year 2014 Outlook:

  Agent count is estimated to increase by 4% to 5% over 2013 (trending to the high end);
  Revenue is estimated to increase by 6% to 7% over 2013 (trending to the high end);
  Improving selling, operating and administrative expenses estimate to 51% to 52% of revenue from 52% to 54% of 2014 revenue;
  Increasing Adjusted EBITDA margin estimate to 49% to 49.5% from 47% to 49%; and
  Capital expenditure of $2.5 million.

The increased capital expenditure is due to two technology related projects that will start in the fourth quarter of 2014 and will help streamline our internal operations.

Revenue, Selling, operating and administrative expenses and Adjusted EBITDA margin are subject to currency exchange rate fluctuations principally related to changes in the Canadian dollar to U.S. dollar exchange rate.

Basis of Presentation

Subsequent to the IPO, RE/MAX began to operate and control all of the business affairs of RMCO. As a result, RE/MAX began to consolidate RMCO on October 7, 2013, and because RE/MAX and RMCO are entities under common control, such consolidation has been reflected for all periods presented. Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

These historical results do not purport to reflect what the results of operations of RE/MAX would have been had the IPO and related reorganization and other transactions occurred prior to such periods.

Webcast and Conference Call

The Company will host a conference call for interested parties today, November 13, 2014, beginning at 5:00 p.m. Eastern Time. Interested parties are able to access the conference call using the following dial-in numbers:

U.S.	1-877-512-8755
Canada	1-855-669-9657
International	1-412-902-4144

Interested parties can access the live webcast through the Investor Relations section of the Company's website at www.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call.

A replay of the call will be available approximately one hour after the end of the call on November 13, 2014 through November 28, 2014, by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada) or 1-412-317-0088 (International) and entering the pass code 10054082. An archive of the webcast will be available on the Company's website for a limited time as well.

About the RE/MAX Network

RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 97,000 agents provide RE/MAX a global reach of more than 95 countries. Nobody sells more real estate than RE/MAX.

RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE: RMAX).

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "intend," "expect," "estimate," "plan," "outlook," "project" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include statements regarding the Company's outlook for the fourth quarter and full fiscal year, expectations regarding agent count and Adjusted EBITDA margins for its full fiscal year, the Company's belief that business fundamentals remain strong, as well as other statements regarding the Company's strategic and operational plans. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market, including changes due to interest rates and availability of financing, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain agents, (5) changes in laws and regulations that may affect the Company's business or the real estate market, (6) failure to maintain, protect and enhance the RE/MAX brand, as well as those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the most recent Form 10-K filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

[1]Non-GAAP measures. See Table 5 for a reconciliation of net income to Adjusted EBITDA. See the end of this press release for a definition of Non-GAAP measures.

[2] Non-GAAP measure. Adjusted net income measure assumes RE/MAX owns 100% of RMCO. As of September 30, 2014 RE/MAX actually owned 39.53% of RMCO. See Table 6 for a reconciliation of Adjusted net income and Adjusted EPS to net income. See the end of this press release for a definition of Non-GAAP measures.

TABLE 1
RE/MAX Holdings, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue:
Continuing franchise fees	$ 18,523	$ 16,093	$ 54,251	$ 47,037
Annual dues	7,697	7,455	22,846	22,052
Broker fees	8,279	7,204	21,853	18,704
Franchise sales and other franchise revenue	5,472	5,076	17,935	17,823
Brokerage revenue	4,269	4,484	11,534	13,012
Total revenue	44,240	40,312	128,419	118,628
Operating expenses:
Selling, operating and administrative expenses	20,559	22,105	65,321	70,088
Depreciation and amortization	3,767	3,656	11,517	11,088
(Gain) loss on sale or disposition of assets, net	-	(3)	(1)	41
Total operating expenses	24,326	25,758	76,837	81,217
Operating income	19,914	14,554	51,582	37,411
Other expenses, net:
Interest expense	(2,255)	(5,128)	(7,007)	(12,053)
Interest income	58	82	205	224
Foreign currency transaction (losses) gains	(811)	281	(504)	(135)
Loss on early extinguishment of debt	-	(1,664)	(178)	(1,798)
Equity in earnings of investees	265	274	394	736
Total other expenses, net	(2,743)	(6,155)	(7,090)	(13,026)
Income before provision for income taxes	17,171	8,399	44,492	24,385
Provision for income taxes	(3,116)	(702)	(8,130)	(1,733)
Net income	$ 14,055	$ 7,697	$ 36,362	$ 22,652
Less: net income attributable to non-controlling interest	9,780	7,697	25,299	22,652
Net income attributable to RE/MAX Holdings, Inc.	$ 4,275	$ -	$ 11,063	$ -
Comprehensive income:
Net income	$ 14,055	$ 7,697	$ 36,362	$ 22,652
Change in cumulative translation adjustment	(245)	114	(236)	(184)
Other comprehensive (loss) income	(245)	114	(236)	(184)
Comprehensive income	13,810	7,811	36,126	22,468
Less: comprehensive income attributable to non-controlling interest	9,632	7,811	25,156	22,468
Comprehensive income attributable to RE/MAX Holdings, Inc.	$ 4,178	$ -	$ 10,970	$ -
Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$ 0.37		$ 0.95
Diluted	$ 0.35		$ 0.90
Weighted average shares of Class A common stock outstanding
Basic	11,579,669		11,593,738
Diluted	12,229,010		12,235,160
Cash dividends declared per share of Class A common stock	$ 0.0625		$ 0.1875

TABLE 2
RE/MAX Holdings, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$ 98,128	$ 88,375
Escrow cash - restricted	731	710
Accounts and notes receivable, current portion, less allowances of $4,288 and $4,122, respectively	17,645	15,980
Accounts receivable from affiliates	-	5
Income taxes receivable	1,187	-
Other current assets	3,715	5,010
Total current assets	121,406	110,080
Property and equipment, net of accumulated depreciation of $20,185 and $19,400, respectively	2,628	2,583
Franchise agreements, net of accumulated amortization of $83,938 and $73,764, respectively	78,897	89,071
Other intangible assets, net of accumulated amortization of $8,394 and $7,912, respectively	1,976	2,486
Goodwill	72,616	72,781
Deferred tax assets, net	66,387	67,791
Investments in equity method investees	3,750	3,642
Debt issuance costs, net	1,974	2,353
Other assets	1,952	2,036
Total assets	$ 351,586	$ 352,823
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 849	$ 731
Accounts payable to affiliates	1,089	1,017
Escrow liabilities	731	710
Accrued liabilities	7,931	9,344
Income taxes and tax distributions payable	215	3,000
Deferred revenue and deposits	17,159	15,821
Current portion of debt	8,568	17,300
Current portion of payable to related parties pursuant to tax receivable agreements	902	902
Other current liabilities	206	206
Total current liabilities	37,650	49,031
Debt, net of current portion	203,629	211,104
Payable to related parties pursuant to tax receivable agreements, net of current portion	67,938	67,938
Deferred revenue, net of current portion	117	234
Deferred tax liabilities, net	197	195
Other liabilities, net of current portion	8,945	8,782
Total liabilities	318,476	337,284
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 180,000,000 shares authorized; 11,592,452 shares issued and outstanding as of September 30, 2014; 11,607,971 shares issued and outstanding as of December 31, 2013	1	1
Class B common stock, par value $0.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of September 30, 2014 and December 31, 2013	-	-
Additional paid-in capital	239,033	239,086
Retained earnings	10,396	1,506
Accumulated other comprehensive income	1,135	1,371
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	250,565	241,964
Non-controlling interest	(217,455)	(226,425)
Total stockholders' equity	33,110	15,539
Total liabilities and stockholders' equity	$ 351,586	$ 352,823

TABLE 3
RE/MAX Holdings, Inc.
Condensed Consolidated Statements of Cash Flow
(Amounts in thousands)
(Unaudited)

	Nine months ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$ 36,362	$ 22,652
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,517	11,088
Bad debt expense	289	289
Loss on early extinguishment of debt	178	1,798
Equity-based compensation	532	701
Non-cash interest expense	273	723
Other	1,321	232
Changes in operating assets and liabilities:
Accounts and notes receivable, current portion	(1,991)	(1,678)
Advances to/from affiliates	34	(126)
Other current and noncurrent assets	1,394	(30)
Other current and noncurrent liabilities	(2,136)	1,927
Deferred revenue and deposits	1,225	(686)
Net cash provided by operating activities	48,998	36,890
Cash flows from investing activities:
Purchases of property, equipment and software	(1,017)	(676)
Proceeds from sale of property and equipment	2	8
Capitalization of trademark costs	(91)	(174)
Net cash used in investing activities	(1,106)	(842)
Cash flows from financing activities:
Proceeds from issuance of debt	-	230,000
Payments on debt	(16,278)	(234,083)
Debt issuance costs	-	(1,301)
Distributions to non-controlling unitholders	(18,881)	(20,684)
Dividends to Class A common stockholders	(2,173)	-
Payments on capital lease obligations	(156)	(211)
Deferred offering costs	-	(4,816)
Excess tax benefit realized on delivery of vested restricted stock units and exercise of stock options	179	-
Tax withholding payment for vested restricted stock units upon delivery	(818)	-
Proceeds from exercise of stock options	54	-
Net cash used in financing activities	(38,073)	(31,095)
Effect of exchange rate changes on cash	(66)	28
Net increase in cash and cash equivalents	9,753	4,981
Cash and cash equivalents, beginning of year	88,375	68,501
Cash and cash equivalents, end of period	$ 98,128	$ 73,482
Supplemental disclosures of cash flow information:
Cash paid for interest	$ 6,692	$ 11,443
Cash paid for income taxes	6,824	1,632
Schedule of non-cash investing and financing activities:
Capital leases for property and equipment	$ 18	$ 236
Distributions payable to non-controlling unitholders	-	6,650
Increase in accounts payable for capitalization of trademark costs	155	15

TABLE 4
RE/MAX Holdings, Inc.
Agent Count
(Unaudited)

	As of
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2014	2014	2014	2013	2013	2013	2013	2012
Agent Count:
U.S.
Company-owned regions(1)	35,377	34,686	33,911	33,416	27,343	26,846	26,189	25,819
Independent regions (1)	21,804	21,576	21,375	21,075	26,879	26,482	26,030	25,984
U.S. Total	57,181	56,262	55,286	54,491	54,222	53,328	52,219	51,803
Canada
Company-owned regions	6,258	6,212	6,117	6,084	6,089	6,106	6,073	6,070
Independent regions	12,849	12,818	12,852	12,838	12,934	12,939	12,804	12,796
Canada Total	19,107	19,030	18,969	18,922	19,023	19,045	18,877	18,866
Outside U.S. and Canada
Company-owned regions	312	301	323	338	319	316	334	336
Independent regions	21,047	20,496	19,807	19,477	19,167	19,120	18,542	18,003
Outside U.S. and Canada Total	21,359	20,797	20,130	19,815	19,486	19,436	18,876	18,339
Total	97,647	96,089	94,385	93,228	92,731	91,809	89,972	89,008

(1)

As of September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, U.S. Company-owned Regions includes agents in the Southwest and Central Atlantic regions which converted from Independent regions to Company-owned regions in connection with the acquisitions of the business assets of HBN, Inc. ("HBN") and Tails, Inc. ("Tails") on October 7, 2013.  As of the acquisition date, the Southwest and Central Atlantic regions had a total of 5,918 agents.

TABLE 5
RE/MAX Holdings, Inc.
Adjusted EBITDA Reconciliation to Net Income
(Amounts in thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Consolidated:
Net income (1)	$14,055	$ 7,697	$36,362	$22,652
Depreciation and amortization	3,767	3,656	11,517	11,088
Interest expense	2,255	5,128	7,007	12,053
Interest income	(58)	(82)	(205)	(224)
Provision for income taxes	3,116	702	8,130	1,733
EBITDA	23,135	17,101	62,811	47,302
Gain on sale or disposition of assets and sublease (2)	(52)	(164)	(277)	(411)
Loss on early extinguishment of debt (3)	-	1,664	178	1,798
Non-recurring equity-based compensation (4)	-	-	-	701
Non-cash straight-line rent expense (5)	197	261	614	970
Chairman executive compensation (6)	-	750	-	2,250
Acquisition integration costs (7)	87	27	150	249
Public offering related expenses (8)	-	2,436	-	5,916
Adjusted EBITDA	$23,367	$22,075	$63,476	$58,775
Adjusted EBITDA Margin	52.8%	54.8%	49.4%	49.5%

(1)

Consolidated net income excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis for the entire period presented.

(2)	Represents losses (gains) on the sale or disposition of assets as well as the gain on the sublease of a portion of the Company's corporate headquarters office building.
(3)

Represents losses incurred on early extinguishment of debt on the Company's 2013 Senior Secured Credit Facility and the Company's previous senior secured credit facility for the nine months ended September 30, 2014 and 2013 as well as losses incurred related to the entire repayment of the Company's previous senior secured credit facility during the three and nine months ended September 30, 2013.

(4)

Non-recurring equity-based compensation includes non-cash compensation expense recorded related to unit options granted to certain employees pursuant to RMCO's 2011 Unit Option Plan during the nine months ended September 30, 2013.

(5)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(6)

Represents the salaries the Company paid to David Liniger, our Chairman and Co-Founder, and Gail Liniger, the Company's Vice Chair and Co-Founder. Such salaries have not been paid subsequent to the IPO, and will not be paid in future periods.

(7)

Acquisition integration costs include fees incurred in connection with the Company's acquisitions of certain assets of HBN and Tails in October 2013. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

(8)	Represents costs incurred in connection with the IPO.

TABLE 6
RE/MAX Holdings, Inc.
Adjusted Net Income and Adjusted Earnings per Share(1)
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Consolidated:
Net income	$ 14,055	$ 7,697	$ 36,362	$22,652
Amortization of franchise agreements	3,391	2,967	10,174	8,899
Non-controlling interest income tax expense & RE/MAX Holdings tax provision	3,116	702	8,130	1,733
Add-backs:
Gain on sale or disposition of assets and sublease (2)	(52)	(164)	(277)	(411)
Loss on early extinguishment of debt (3)	-	1,664	178	1,798
Non-recurring equity-based compensation (4)	-	-	-	701
Non-cash straight-line rent expense (5)	197	261	614	970
Chairman executive compensation (6)	-	750	-	2,250
Acquisition integration costs (7)	87	27	150	249
Public offering related expenses (8)	-	2,436	-	5,916
Adjusted pre-tax net income	20,794	16,340	55,331	44,757
Less: Provision for income taxes at 38%	(7,902)	(6,209)	(21,026)	(17,008)
Adjusted net income	$ 12,892	$ 10,131	$ 34,305	$27,749

Total basic pro forma shares outstanding	29,314,269	29,342,571	29,328,338
Total diluted pro forma shares outstanding	29,963,610	29,989,723	29,969,760

Adjusted net income basic earnings per share (9):	$ 0.44	$ 0.35	$ 1.17
Adjusted net income diluted earnings per share (9):	$ 0.43	$ 0.34	$ 1.14

(1)

Excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis for the entire period presented.

(2)	Represents losses (gains) on the sale or disposition of assets as well as the gain on the sublease of a portion of the Company's corporate headquarters office building.
(3)

Represents losses incurred on early extinguishment of debt on the Company's 2013 Senior Secured Credit Facility and the Company's previous senior secured credit facility for the nine months ended September 30, 2014 and 2013 as well as losses incurred related to the entire repayment of the Company's previous senior secured credit facility during the three and nine months ended September 30, 2013.

(4)

Non-recurring equity-based compensation includes non-cash compensation expense recorded related to unit options granted to certain employees pursuant to RMCO's 2011 Unit Option Plan during the nine months ended September 30, 2013.

(5)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(6)

Represents the salaries the Company paid to David Liniger, our Chairman and Co-Founder, and Gail Liniger, the Company's Vice Chair and Co-Founder. Such salaries have not been paid subsequent to the IPO, and will not be paid in future periods.

(7)

Acquisition integration costs include fees incurred in connection with the Company's acquisitions of certain assets of HBN and Tails in October 2013. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

(8)	Represents costs incurred in connection with the IPO.
(9)	Adjusted net income basic and diluted earnings per share are pro-forma for the three months ended September 30, 2013 since RE/MAX Holdings was not a public company during that period.

TABLE 7
RE/MAX Holdings, Inc.
Pro Forma Shares Outstanding
(Unaudited)

	Three months ended September 30, 2014	Nine months ended September 30, 2014
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	11,579,669	11,593,738
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,734,600	17,734,600
Total basic pro forma weighted average shares outstanding	29,314,269	29,328,338

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	11,579,669	11,593,738
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,734,600	17,734,600
Dilutive effect of stock options(1)	590,285	590,736
Dilutive effect of unvested restricted stock units(1)	59,056	50,686
Total diluted pro forma weighted average shares outstanding	29,963,610	29,969,760

(1)	In accordance with the treasury stock method

Non-GAAP Financial Measures

The Securities and Exchange Commission ("SEC") has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), such as Adjusted EBITDA and Adjusted net income and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

RE/MAX defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, net and the provision for income taxes, each of which is presented in the Company's condensed consolidated financial statements included elsewhere in this press release), adjusted for the impact of the following items that the Company does not consider representative of the Company's ongoing operating performance: losses (gains) on sale or disposition of assets and sublease, losses on early extinguishment of debt, non-cash straight-line rent expense, salaries paid to David and Gail Liniger that the Company discontinued subsequent to the completion of the IPO, professional fees and non-recurring expenses incurred in connection with the IPO and acquisition integration costs. During the third quarter of 2014, the Company revised its definition of Adjusted EBITDA to no longer adjust for recurring equity-based compensation expense. Adjusted EBITDA in prior periods has been revised to reflect this change for consistency of presentation.

RE/MAX defines Adjusted net income as net income, excluding the impact of amortization expense related to the Company's franchise agreements, non-controlling interest income tax expense and RE/MAX Holdings tax provision, charges incurred related to the early extinguishment of debt, gain on sale or disposition of assets and sublease, non-cash straight-line rent expense, salaries paid to David and Gail Liniger that the Company discontinued subsequent to the completion of the IPO, expenses incurred in connection with the IPO, and acquisition integration costs, but reflects income taxes and is presented as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis. Assuming the full exchange and conversion, all income of RMCO is treated as if it were allocated to RE/MAX, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting assumed federal, state, and local income tax rates. The estimated effective tax rate was 38%.

Because Adjusted EBITDA and Adjusted net income omit certain non-cash items and other non-recurring cash charges, the Company feels that these metrics are less susceptible to variances that affect the Company's operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items and is more reflective of other factors that affect the Company's operating performance. The Company presents Adjusted EBITDA and Adjusted net income because it believes the metrics are useful as supplemental measures in evaluating the performance of the Company's operating businesses and provide greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA as a factor in evaluating the performance of their business.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyzing results RE/MAX reported under U.S. GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, the Company's working capital needs;
  these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  Adjusted EBITDA does not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on the Company's debt;
  Adjusted EBITDA does not reflect the Company's income tax expense or the cash requirements to pay the Company's taxes;
  Adjusted EBITDA does not reflect the cash requirements to pay dividends and distributions to non-controlling unitholders; and
  other companies may calculate these measures differently, so they may not be comparable.

With respect to the Company's outlook with respect to Adjusted EBITDA margin for the fourth quarter and the full fiscal year 2014, the Company is not able to provide a reconciliation of this non-GAAP financial measure to U.S. GAAP because it does not provide specific guidance for the various reconciling non-cash items and other non-recurring cash and non-cash charges, such as gain on sale or disposition of assets and sublease and loss on early extinguishment of debt, among others. Certain items that impact these measures have not yet occurred, are out of the Company's control or cannot be reasonably predicted, and as a result, reconciliation of these non-GAAP guidance measures to U.S. GAAP is not available without unreasonable effort.

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CONTACT: Investor Contact: Peter Crowe, (303) 796-3815, pcrowe@remax.com; or Media Contact: Shaun White, (303) 796-3405, shaunwhite@remax.com